Exhibit 99.1

For Immediate Release	February 9, 2005

Crown Crafts, Inc. Reports Third Quarter 2005 Results

Gonzales, Louisiana — Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net sales for the third quarter of fiscal year 2005, which ended December 26, 2004, of $20.7 million, which is the same as net sales for the third quarter of fiscal year 2004. Net income for the quarter was $918,000, or $0.04 per diluted share, compared to net income of $719,000, or $0.03 per diluted share, for the third quarter of fiscal year 2004.

For the first nine months of fiscal year 2005, the Company had net sales of $60.6 million, down from $61.2 million in the first nine months of fiscal year 2004. Net income for the first nine months of the current year was $1.7 million, or $0.08 per diluted share, compared to net income of $1.6 million, or $0.07 per diluted share, in the prior year.

Total net sales for the third quarter of fiscal year 2005 were stable as compared to the third quarter of fiscal year 2004. Although the Company has experienced a decline in gross margin, it has experienced comparable savings in marketing, administrative and interest expenses.

“The retailing and sourcing environment in the United States is experiencing tremendous change. As quotas from China are being eliminated, pricing pressures are driving margins down. During the third quarter, the Company completed its transition from domestic contracting to Asian sourcing. In addition, direct-to-retail licenses which have been in effect through much of fiscal year 2005 have deflated top-line gross sales and continue to affect margins negatively,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company.

The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (800) 553-0351. Please refer to confirmation number 768353. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.

A telephone replay of the teleconference will be available from 4:15 p.m. Central Standard Time on February 9, 2005 through 11:59 p.m. Central Standard Time on February 16, 2005. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 768353.

Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items, diaper bags and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest producer of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.

Statements contained in this release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “will” and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, changing competition, the level and pricing of future orders from the Company’s customers, the Company’s dependence on third-party suppliers, including some located in foreign countries with unstable political situations and unstable foreign currency exchanges, the Company’s ability to successfully implement new information technologies and the Company’s dependence on licenses from third parties.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA

In thousands, except per share data

	Three Months Ended		Nine Months Ended
	December 26,	December 28,	December 26,	December 28,
	2004	2003	2004	2003
Net sales	$20,664	$20,717	$60,597	$61,183
Gross profit	4,402	4,489	12,514	13,522
Gross margin	21.3%	21.7%	20.7%	22.1%
Income from operations	1,696	1,607	4,425	4,654
Net income	918	719	1,658	1,530
Basic income per share	0.10	0.08	0.17	0.16
Diluted income per share	0.04	0.03	0.08	0.07

Weighted Average Shares Outstanding:
Basic	9,505	9,505	9,505	9,479
Diluted	21,154	22,182	21,935	22,443

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA

In thousands

	December 26, 2004	March 28, 2004
Accounts receivable, net of allowances	$11,980	$17,221
Inventories, net of reserves	18,240	14,394
Total current assets	32,496	33,338
Goodwill	22,974	22,974
Total assets	57,282	58,387

Current maturities of long-term debt	4,184	3,016
Total current liabilities	11,976	11,503
Long-term debt	25,211	28,447
Total non-current liabilities	25,211	28,447

Stockholders’ equity	20,095	18,437
Total liabilities and stockholders’ equity	57,282	58,387

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000